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                                                                    EXHIBIT 21.1

                             Subsidiaries of eGain
                           Communications Corporation

 1. eGain Communications Ltd. (UK)

 2. eGain Communications Pty Ltd. (Australia)

 3. eGain (Cayman) Ltd. (Cayman)

 4. Inference Corporation (Delaware)

 5. eGain Communications Pvt. Ltd. (India)

 6. eGain communications SrL (Italy)

 7. eGain Communications S.A. (France)

 8. eGain Japan K.K. (Japan)

 9. eGain Communications B.V. (Netherlands)

10. eGain Communications GmbH (Germany)

11. eGain Communications Ltd. (Ireland)

12. eGain Communications Pacific Pte. Ltd (Singapore)